EXHIBIT 99.1

[SkyWest LOGO]

NEWS RELEASE

For more information contact:
Michael J. Kraupp
Vice President Finance &
Assistant Treasurer
SkyWest Airlines, Inc.
Telephone: (435) 634-3203
Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: January 25, 2005

SkyWest Airlines and Continental Airlines Agree to End SkyWest
Turboprop Flights from Houston

        ST. GEORGE, UT, PRNewswire/—(NASDAQ: SKYW) SkyWest Airlines, Inc. announced today the joint decision with Continental Airlines to end their relationship for turboprop flying as a Continental Connection carrier serving certain markets from Continental's Houston, Texas hub. The decision was primarily due to Continental's desire to utilize a larger turboprop aircraft due to operational constraints in certain markets and to SkyWest's determination that the flights did not meet SkyWest's financial objectives. SkyWest's primary objective in previously entering a contract with Continental was to reestablish a productive relationship and demonstrate our commitment to quality and the ability to deliver a cost competitive product. We believe we achieved these objectives and look forward to providing service for Continental again at some time in the future.

        SkyWest intends to phase out of the Continental Connection turboprop flying from March to June 2005. The Continental Connection turboprop flying consisted of approximately 1.5% of SkyWest's annual available seat mile production for 2004 and less than 1% of SkyWest's annual operating income for 2004. SkyWest used five of its own aircraft and four aircraft subleased from Continental to provide turboprop service. SkyWest intends to sell the five owned aircraft and to return the four subleased aircraft to Continental and terminate the subleasing arrangements.

        "SkyWest gave consideration to adding a different aircraft type but determined it was not economically viable at this time," said Bradford R. Rich, Executive Vice President, Chief Financial Officer and Treasurer. He continued, "We have appreciated our relationship with Continental and look forward to working with them on future opportunities."

        SkyWest currently operates as United Express, Delta Connection and Continental Connection carriers under contractual agreements with United Airlines and Delta Air Lines, and under a marketing agreement with Continental Airlines. System-wide, SkyWest serves a total of 119 cities in 31 states and three Canadian provinces with over 1,400 daily departures. This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

        In addition to historical information, this release contains forward-looking statements. "The Company" may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass the Company's beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. The Company assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: developments associated with fluctuations in the economy and the demand for air travel; bankruptcy proceedings involving United Airlines, Inc.; potential bankruptcy proceedings involving Delta Air Lines, Inc.; ongoing negotiations between the Company and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs; rapidly escalating fuel costs; the degree and nature of competition; SkyWest's ability to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries and the Company's ability to obtain financing; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause actual results to differ from the Company's current expectations are contained in the Company's filings with the Securities and Exchange Commission, including the section of the Company's Annual Report 10-K, as amended, entitled "Factors That May Affect Future Results."